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NEWS RELEASE

             ADAPTEC SELLS SEMICONDUCTOR GROUP TO STMICROELECTRONICS

MILPITAS, CA--November 24, 1998--Adaptec, Inc. today announced an agreement to sell its Peripheral Technology Solutions (PTS) group to STMicroelectronics, Inc. (formerly SGS-Thomson Microelectronics) for approximately $73 million in cash. PTS is Adaptec's drive electronics group, responsible for the design of semiconductors, primarily sold to disk drive manufacturers.

Adaptec interim CEO Larry Boucher said: "We think this is great development for Adaptec; one that will not only serve our strategy going forward, but also one that will protect the interests of customers who have been so loyal to us for so long. As a leading worldwide semiconductor company, STMicroelectronics has the scale to win in this marketplace. Our transferred employees will be working in an environment far better positioned to succeed, and we believe STMicroelectronics will greatly benefit by Adaptec expertise and an enhanced U.S. presence in disk controllers."

"This is another major step in a reorganization effort that we began in August," Mr. Boucher continued. "With this transaction in place, Adaptec is now focused on its strategic business of connecting computers and servers to peripherals. Our renewed concentration on what we do best means we are in a strong competitive position for years to come. We recently announced a deal with Dell Computing for our 64-bit RAID business and at COMDEX we were the first in the industry to demonstrate Ultra160m SCSI. This I/O technology leadership is what you achieve when you focus your energies and talents."

Aldo Romano, corporate vice-president for STMicroelectronics said, "This acquisition is a very good fit for ST and for PTS. PTS has designed the highest performance disk controller integrated circuits on the market today. This is due to their underlying design know-how and their hardware/software architecture expertise. In addition to the strong controller design team, PTS has brought together a very talented group of designers in CMOS read channel product design. We look forward to having the highly professional PTS team join ST. Thanks to the combined know-how and ST's leading edge technology we are now in a position to make another step forward in the direction of superintegration of the read-write channel and disk controller."

The deal is expected to close in January of 1999, subject to regulatory and other contractual closing conditions.

About Adaptec

Adaptec provides bandwidth management technologies for organizations building the global information infrastructure. Its high-performance I/O, connectivity and software products are incorporated into the systems and products of major computer and peripheral manufacturers. Founded in 1981 and headquartered in Milpitas, Calif., Adaptec (NASDAQ: ADPT) employs people worldwide in design, manufacturing, sales, service and distribution. Adaptec's home page is http://www.adaptec.com.



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Contacts:
Bruce Frymire, Director, Corporate Communications for Adaptec, Inc. 408-957-4893 or bfrymire@corp.adaptec.com
Michele Katz, Morgen-Walke Associates for STMicroelectronics, Inc. 212-850-5629 or mkatz@morgenwalke.com